SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2002

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25247	95-4675095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421

Address of principal executive offices

423-296-8213

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

Pursuant to the terms of an Agreement and Plan of Merger dated as of March 1, 2002 and amended on May 16, 2002 (the “Merger Agreement”), CMJ Ventures, Inc. (“CMJ”) became a wholly owned subsidiary of Next, Inc. (the “Company”) effective as of June 1, 2002 (the “Effective Date”). Prior to the Merger, CMJ, a customer of Next, was a privately held company that designed and distributed licensed promotional products.

At the Effective Date, each outstanding share of CMJ common stock, $1.00 par value per share, converted into 2,545.4545 shares of Company common stock, $.001 par value per share, resulting in 1,400,000 shares of the Company’s common stock issued to all the CMJ Stockholders.

The amount of the consideration paid in the Merger was determined through arms-length negotiations between representatives of the Company and CMJ. In connection with the Merger, the Company entered into an employment agreement with Sean Garber, the president and chief executive officer of CMJ.

On May 15, 2003 (“Effective Amendment Date”), the Company, Sean Garber and Lisa Garber (former stockholders of CMJ), with the consent of CMJ, entered into an amendment to the Merger Agreement. At the Effective Amendment Date, Mr. Garber resigned his positions with the Company. These transactions, taken together with the Company’s plan to consolidate the operational functions, will result in a net cash savings of approximately $700,000 over the next four years. The additional merger consideration is $475,000 (payable monthly over four years) and costs savings due to the termination of Mr. Garber’s employment agreement and consolidation of operations have been considered in the cash savings.

The Company has also undertaken, on a best efforts basis, to arrange for the purchase by a third party of Sean Garber and Lisa Garber’s 1,260,000 shares issued at the Effective Date, subject to the same lock up agreement and other terms currently in effect, for an aggregate purchase price of $1,260,000 (“Private Distribution”). If the Company is unable to arrange for the Private Distribution on or before May 15, 2004, the Company agrees to issue to Sean Garber and Lisa Garber 300,000 shares of its common stock as additional merger consideration.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT, INC.

Date: June 18, 2003	By:	/s/ DAN F. COOKE
Dan F. Cooke, Chairman and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of March 1, 2001, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter(1).

2.2	Amendment to the Agreement and Plan of Merger dated as of May 16, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter(1).

2.3	Amendment to Agreement and Plan of Merger dated to be effective May 15, 2003 by and among Next, Inc., a Delaware corporation, Sean Garber and Lisa Garber.

(1)	Incorporated by reference from the exhibit of the same number to the registrant’s Form 8-K dated June 1, 2002.